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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

              DART GROUP ANNOUNCES CLOSING OF PREVIOUSLY ANNOUNCED
                 SETTLEMENT WITH ROBERT, GLORIA AND LINDA HAFT

         LANDOVER, Md., Sept. 26 / PRNewswire/ -- Dart Group Corporation (Nasdaq: DARTA) today announced the closing of its previously announced settlement with Robert, Gloria and Linda Haft.

         The transactions that closed as part of the settlement between Dart and Robert, Gloria and Linda Haft include the purchase by Dart from Robert, Gloria and Linda Haft (or related parties) of 104,976 shares of Dart Class B Common Stock and 81,556 shares of Dart Class A Common Stock; the termination of options held or claimed by Robert, Gloria and Linda Haft to purchase a total of 283,750 shares of Dart Class A Common Stock; the termination of putative options to purchase 15 shares of Dart/SFW Corp.; and the termination of a small number of options to purchase shares of common stock of Trak Auto Corporation and Crown Books Corporation. Dart paid Robert, Gloria and Linda Haft a total of approximately $41 million in connection with these transactions.

         Although the Settlement Agreement between Dart and Robert, Gloria and Linda Haft contemplated that the closing of the settlement would occur in conjunction with the completion of bankruptcy plans of reorganization for the partnerships owning Dart's headquarters building in Landover, Md., and a warehouse leased by Dart's subsidiary, Trak Auto Corporation, in Bridgeview, Ill., those bankruptcy plans have not become effective. Instead, Dart paid an additional $4.4 million to Robert and Linda Haft for their interests in these two partnerships under a separate agreement.

         Dart has not yet reached agreement with Ronald S. Haft regarding possible supplemental settlement arrangements that had been contemplated in connection with its settlement with Robert, Gloria and Linda Haft and these bankruptcy plans of reorganization. Dart anticipates that the supplemental settlement arrangements with Ronald S. Haft will include the release of funds to Dart to offset $2.2 million of the payments to Robert and Linda Haft for their partnership interests, though such agreement cannot be assured.

         Dart is funding these settlement transactions with Robert, Gloria and Linda Haft, and related expenses, with $50 million of proceeds from a private placement of senior notes by its subsidiary, Shoppers Food Warehouse Corp., which was completed in June. A portion of the cost of those transactions may ultimately be allocated to Trak Auto Corporation and, possibly, Crown Books Corporation, which are subsidiaries of Dart. No such allocations have yet been determined.





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         The previously announced settlement discussions between Dart and
Herbert Haft have not produced a settlement agreement at this time, though discussions are continuing. There can be no assurance that a settlement agreement between Dart and Herbert Haft will be entered into or that, even if a settlement agreement with Herbert Haft is entered into, that the settlement transactions will close.

         Dart is the majority owner of Trak Auto Corporation (Nasdaq: TRKA) and Crown Books Corporation (Nasdaq: CRWN), and the sole owner of Shoppers Food Warehouse Corp. and Total Beverage Corp.





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